                                  MINUTES OF A
                               SPECIAL MEETING OF

                             THE BOARD OF DIRECTORS

                                       OF

                            ORBIT BRANDS CORPORATION

        A special meeting of the Board of Directors of ORBIT BRANDS CORPORATION was
held telephonically on Wednesday, June 3, 2004 at 5:00 P.M. EST. There were present: Joseph R. Cellura, Chairman, Gordon Ewart, Director, and Denise
Bertolini, Director, representing all of the members of the Board of Directors.
        Ms. Bertolini, acting as secretary, called the meeting to order, and stated
that the purpose of the meeting was to discuss the issuance of preferred stock to Mr. Cellura in exchange for a certain amount of debt the Company owes to Mr.
Cellura. The Board discussed the fact that the Company has been unable to pay approximately $3,400,000 of accrued debt owed to Mr. Cellura as of December 31,
2003 (the "Debt"). The Board acknowledged that the Company owes Mr. Cellura the
Debt based on previous and unpaid settlements, and accrued and unpaid compensation and expenses, and accrued and unpaid benefits, and that the Company is in default on payment of the Debt. Mr Cellura stated that he was willing to forego payment of $750,000 (Seven Hundred and Fifty Thousand Dollars) of the
Debt in exchange for convertible preferred stock of the Company.
        WHEREUPON, upon motion duly made, seconded and carried, it was
        RESOLVED, that the Company be and the same hereby is authorized to issue
5,000,000 shares of convertible preferred stock to Mr. Cellura upon the terms and conditions of the draft Certification of Designation attached hereto as
Exhibit "A" (the "Preferred Stock"); and it is
        FURTHER RESOLVED, that the Company be and the same hereby is authorized to take any and all action necessary to effect the issuance of the Preferred Stock to Mr. Cellura, including, but not limited to, the filing of the Certificate of
Designation with the State of Delaware.

By: ____________________________
       Joseph R. Cellura Chairman

By:____________________________
       Denise Bertolini Director

By:____________________________
       Gordon Ewart Director

                                       1

                                   Exhibit "A"

                           Certificate of Designation